Exhibit 77(c)

                 Matters submitted to a vote of security holders

At a November 10, 2005, Special Meeting of Shareholders, ING Investors Trust was asked to:

1. To approve an Agreement and Plan of Reorganization by and among VP Emerging Markets Fund and ING JPMorgan Emerging Markets Equity Portfolio ("JPMorgan Emerging Markets Equity Portfolio"), providing for the reorganization of VP Emerging Markets Fund with and into JPMorgan Emerging Markets Equity Portfolio; and

                                                        Shares voted             Shares
                                                        ------------             ------
       Proposal             Shares voted for         against or withheld        abstained        Total Shares Voted
       --------             ----------------         -------------------        ---------        ------------------
          1                  2,775,060.501               47,081.876             75,849.563          2,897,991.940

2. To transact such other business, not currently contemplated, that may properly come before the Special Meeting, or any adjournment(s) or postponements(s) thereof, in the discretion of the proxies or their substitutes.

                                                        Shares voted             Shares
                                                        ------------             ------
       Proposal             Shares voted for         against or withheld        abstained        Total Shares Voted
       --------             ----------------         -------------------        ---------        ------------------
          2                  2,734,940.714               55,575.852            107,475.374              2,897,991.940